EXHIBIT 10.46
Arbitron Inc. 2010 Board of Director Compensation
The Arbitron Non-Employee Board of Directors receive the following compensation for 2010:

Annual Retainer Fee	$30,000

Independent Chairman of the Board Additional Annual Retainer	$85,000

Committee Chair Retainer	Audit Committee: $20,000
Technology Strategy Committee:
$20,000
Other Committees: $10,000

Board Meeting Fees (In person or by telephone)	$1,500

Committee Meeting Fees (In person)	$1,500

Committee Meeting Fees (By telephone)	$750

Initial Deferred Stock Unit Award	Each newly elected non-employee director will receive a one-time grant of 4,500 deferred stock units, which deferred stock units will vest in three equal installments of 1,500 deferred stock units over a three-year period and will be payable no sooner than six months following the director’s termination of service as a director of the Company.

Annual Deferred Stock Unit Awards	Beginning the year after initial election to the board of directors, each continuing non-employee director will receive an annual grant of $100,000 worth of deferred stock units, which deferred stock units will vest in three equal installments over a three-year period and will be payable no sooner than six months following the director’s termination of service as a director of the Company.
All cash retainer fees and meeting fees payable to non-employee directors may be paid, at the election of each director, in the form of deferred stock units, in lieu of cash.